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                                                                     EXHIBIT 3.1

                           THIRD AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             CLAYTON HOLDINGS, INC.


         Clayton Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Clayton Holdings, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 11, 2005 (the "Original Certificate"). The name under which the Corporation filed the Original Certificate was CMH Holdings, Inc.

         2. This Third Amended and Restated Certificate of Incorporation (the "Certificate") amends, restates and integrates the provisions of the Second Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on October 28, 2005, as amended (the "Second Amended and Restated Certificate"), and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL").

         3. The text of the Second Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

                                   ARTICLE I

         The name of the Corporation is Clayton Holdings, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

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                                   ARTICLE IV

                                  CAPITAL STOCK

         The total number of shares of capital stock which the Corporation shall have authority to issue is 160,000,000, of which (a) 69,673,021 shares shall be preferred stock, par value $.01 per share ("pre-IPO Preferred Stock"), consisting of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series A Redeemable Preferred Stock and Series B Redeemable Preferred Stock (each as defined below), (b) 80,326,979 shares shall be common stock, par value $.01 per share, consisting of Common Stock and Class B Common Stock (each as defined below) and (c) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.01 per share (the "Undesignated Preferred Stock" and, together with the pre-IPO Preferred Stock, the "Preferred Stock").

         The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the pre-IPO Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

         The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

                         A. CONVERTIBLE PREFERRED STOCK

         1. DESIGNATION AND RANKING. A total of 8,825,241 shares of the Corporation's pre-IPO Preferred Stock shall be designated as a series known as Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Convertible Preferred Stock"), and a total of 24,185,493 shares of the Corporation's pre-IPO Preferred Stock shall be designated as a series known as Series B Convertible Preferred Stock, par value $0.01 per share (the "Series B Convertible Preferred Stock" and, together with the Series A Convertible Preferred Stock, the "Convertible Preferred Stock"). The Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall be pari passu with one another in respect of rights to assets or other monies upon liquidation, sale and/or redemption, and shall rank senior in respect of rights to assets or other monies upon liquidation, sale and/or redemption to all other classes or series of capital stock of the Corporation (the Common Stock, the Class B Common Stock and other capital stock ranking on liquidation junior to the Convertible Preferred Stock and Redeemable Preferred Stock (as defined herein) are referred to herein collectively as "Junior Stock"). The Convertible Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and/or limitations.

         2. VOTING.

             (a) ELECTION OF DIRECTORS. The Board of Directors of the Corporation shall consist of seven (7) members as long as any shares of Convertible Preferred Stock are

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outstanding. The holders of outstanding shares of Convertible Preferred Stock, voting together as if a single and separate class, shall be entitled to elect five (5) of the seven (7) Directors of the Corporation. Except as provided in Section A.2(a)(iv) below, such Directors shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes of outstanding shares of Convertible Preferred Stock. In any election of Directors, each holder of Convertible Preferred Stock will be entitled to cast one vote for or against each such candidate with respect to each share of Convertible Preferred Stock held by such holder, with votes cast against such candidates and votes withheld having no legal effect. Except as provided in any stockholders' agreement or similar agreement to which the holders of shares of Convertible Preferred Stock are from time to time subject, the holders of outstanding shares of Convertible Preferred Stock shall, voting together as if a single and separate class, also be entitled to remove any such Director, with or without cause. The election and removal of such Directors shall occur (i) at the annual meeting of holders of capital stock of the Corporation, (ii) at any special meeting of holders of capital stock of the Corporation if such meeting is called for the purpose of electing directors,
(iii) at any special meeting of holders of Convertible Preferred Stock called by holders of not less than a majority of the outstanding shares of Convertible Preferred Stock, or (iv) by the written consent of holders of not less than a majority of the outstanding shares of Convertible Preferred Stock.

         If at any time when any share of Convertible Preferred Stock is outstanding any such Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Convertible Preferred Stock, voting together as if a single and separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Convertible Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation's outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Convertible Preferred Stock entitled to the number of votes specified in Section A.2(b) hereof. The holders of outstanding shares of Convertible Preferred Stock may, in their sole discretion, determine not to elect one or more Directors as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

             (b) VOTING GENERALLY. Each outstanding share of Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Convertible Preferred Stock is then convertible pursuant to Section A.6 hereof as of the record date for the vote or written consent of stockholders, if applicable. Each holder of outstanding shares of Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation. Each holder of outstanding shares of Convertible Preferred Stock shall vote with holders of the Common Stock and any other voting capital stock, voting together as if a single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.2(a) and Section A.8) or by law.

         3. DIVIDENDS.

             (a) The holders of shares of Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at such times and in such amounts, if

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any, as are received by holders of outstanding shares of Common Stock or Class B
Common Stock, pro rata based on the number of shares of Common Stock or Class B Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such shares of Convertible Preferred Stock). Such dividends shall not be cumulative.

             (b) Notwithstanding Section A.3(a), the Board of Directors has the authority from time to time to declare, pursuant to a duly passed resolution that shall specifically reference Section A.3(b) of this Certificate, a special dividend, out of funds legally available therefor, that will be paid solely to the holders of outstanding shares of Convertible Preferred Stock, pro rata based on the number of shares held by each holder (any such special dividend, an "Extraordinary Dividend"). The CPS Original Issue Price (as defined below under Section A.4(a)(i)) of a share of Convertible Preferred Stock that is in effect at the time an Extraordinary Dividend is paid shall be reduced by the amount of the Extraordinary Dividend (calculated on a per share basis) upon the payment thereof.

         4. LIQUIDATION PREFERENCES.

             (a) LIQUIDATION EVENTS. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"):

                 (i) SERIES A CONVERTIBLE PREFERENCE AMOUNT. Each holder of outstanding shares of Series A Convertible Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of the Junior Stock, an amount per share of Series A Convertible Preferred Stock equal to (A) $1.38900662 (subject to adjustment in the case of an Extraordinary Dividend and for purposes of all references thereto in this Certificate, as amended, the "CPS Original Issue Price"), plus any declared but unpaid dividends on such share of Series A Convertible Preferred Stock, or (B) such greater amount as is provided for under Section A.4(c) below (such amount specified in (A) or (B), the "Series A Convertible Preference Amount"). The Series A Convertible Preference Amount shall be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like.

                 (ii) SERIES B CONVERTIBLE PREFERENCE AMOUNT. Each holder of outstanding shares of Series B Convertible Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of Junior Stock, an amount per share of Series B Convertible Preferred Stock equal to (A) the CPS Original Issue Price plus an upward adjustment of $0.42471937 (such CPS Original Issue Price, as so adjusted, with respect to the Series B Convertible Preferred Stock, the "Series B Adjusted Original Issue Price"), PLUS any declared but unpaid dividends on such share of Series B Convertible Preferred Stock, or (B) such greater amount as is provided for under Section A.4(c) below (such amount specified in (A) or (B), the "Series B Convertible Preference Amount"). The Series B Convertible Preference Amount shall be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like.

                 (iii) INSUFFICIENT AMOUNTS. If the amounts available for distribution by the Corporation to the holders of Convertible Preferred Stock upon a Liquidation Event

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         are not sufficient to pay the aggregate preferential amounts due to such holders, such holders of Convertible Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.

                 (iv) REMAINING ASSETS. After the prior payment in full of the preferential amounts to which the holders of Convertible Preferred Stock are entitled in connection with a Liquidation Event, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of shares of Junior Stock then outstanding.

             (b) MERGERS, ASSET SALES AND OTHER CHANGES OF CONTROL. Each holder of outstanding shares of Convertible Preferred Stock shall be entitled to receive, before any amount shall be paid or distributed to the holders of Junior Stock, an amount per share in cash equal to the Series A Convertible Preference Amount and/or Series B Convertible Preference Amount, as applicable, to which such holder is entitled under Section A.4(a) above in the event of any merger, asset sale or other change of control, in all cases in exactly the same manner as if such transaction were a Liquidation Event, if so elected by the holders of not less than a majority of the voting power of the outstanding shares of Convertible Preferred Stock (a "Majority Interest"). The transactions in which the holders of the Convertible Preferred Stock shall be entitled to receive such preference include (i) any merger or consolidation of the Corporation with or into another corporation in which less than a majority of the outstanding voting power of the surviving or consolidated corporation immediately following such event is held by persons or entities who were stockholders of the Corporation immediately prior to such event; (ii) any sale, license or transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries; (iii) any acquisition by any person (or group of affiliated or associated persons) of beneficial ownership of a majority of the equity of the Corporation (whether or not newly-issued shares) in a single transaction or a series of related transactions; (iv) any redemption or repurchase of shares representing a majority of the outstanding voting power of the Corporation, (with the exception of a redemption pursuant to this Section or pursuant to Section A.5(a) hereof); (v) any other change of control of 50% or more of the outstanding voting power of the Corporation, and (vi) the Corporation's initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") in a transaction that does not constitute a QPO (as defined in Section A.6(b) below) (each, a "Liquidity Event").

         If an election to participate in a Liquidity Event is made by a Majority Interest, all consideration payable to the stockholders of the Corporation (in connection with a merger, consolidation or stock sale, for example) will be paid by the purchaser to the holders of the Convertible Preferred Stock to the extent of the Series A Convertible Preference Amount or Series B Convertible Preference Amount, as applicable, to which each such holder is entitled pursuant to Section A.4(a) above, in preference to any Junior Stock. If the Corporation receives consideration in connection with any such Liquidity Event and the Corporation does not otherwise dissolve or liquidate within 60 days after such Liquidity Event, then the Corporation will deliver a written notice to each holder of Convertible Preferred Stock no later than the 60th day after the Liquidity Event advising them of their right to require the redemption of their shares of Convertible Preferred Stock. In such event, the holders of a Majority Interest may

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require the Corporation to use the consideration received by the Corporation in connection with the Liquidity Event (net of any retained liabilities associated with the assets sold) (the "Net Proceeds") to redeem, not later than on the 90th day after such Liquidity Event, all outstanding shares of Convertible Preferred Stock at a price per share equal to, in the case of Series A Convertible Preferred Stock, the Series A Convertible Preference Amount, and in the case of Series B Convertible Preferred Stock, the Series B Convertible Preference Amount. Prior to the distribution or redemption provided for in this paragraph, the Corporation shall not expend or dissipate the consideration received in such Liquidity Event, except to discharge expenses incurred in the ordinary course of business or incurred in reasonable amounts in connection with such Liquidity Event.

         The preferences and priorities set forth in Section A.4(a) and relating to the Series A Convertible Preference Amount and Series B Convertible Preference Amount, as applicable, are specifically intended to be applicable in any Liquidity Event. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.4(b), including, without limitation, in the case of a merger or consolidation causing the definitive agreement relating to such merger or consolidation to provide for a rate at which the shares of Convertible Preferred Stock are converted into or exchanged for consideration which gives effect to such preferences and priorities. The Corporation shall promptly provide to the holders of shares of Convertible Preferred Stock such information concerning the terms of any Liquidity Event, and the value of the assets of the Corporation, as may reasonably be requested by the holders of Convertible Preferred Stock. Unless otherwise approved by a Majority Interest, the Corporation shall not have the power to effect any transaction constituting a Liquidity Event unless the relevant transaction agreement reflects the preferential rights of the Convertible Preferred Stock described herein.

         Any election by a Majority Interest pursuant to this Section A.4(b) shall be made by written notice to the Corporation and the other holders of Convertible Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon the election of such Majority Interest hereunder, all holders of Convertible Preferred Stock shall be deemed to have made such election and such election shall bind all holders of the Convertible Preferred Stock. Notwithstanding anything to the contrary contained herein, in connection with any Liquidity Event, the holders of a Majority Interest shall have the right to elect to give effect to the conversion rights contained in Section A.6(a) below or the rights contained in Section A.7(c) below, if applicable, instead of giving effect to the provisions contained in this Section A.4(b) with respect to the shares of Convertible Preferred Stock held by such holders.

             (c) ALTERNATIVE PAYMENT. The Convertible Preferred Stock constitutes a "common stock" for U.S. federal income tax purposes. Accordingly, notwithstanding Section A.4(a) or Section A.4(b), if, upon a Liquidation Event or Liquidity Event, the holders of outstanding shares of Convertible Preferred Stock would receive more than the CPS Original Issue Price or the Series B Adjusted Original Issue Price, as applicable, plus any then declared but unpaid dividends on their shares of Convertible Preferred Stock in the event all of their shares of Convertible Preferred Stock were converted into shares of Common Stock and Redeemable Preferred Stock in accordance with Section A.6(a) hereof immediately prior to the relevant Liquidation Event or Liquidity Event and such shares of Common Stock and Redeemable Preferred Stock received liquidating or other distributions from the Corporation, or

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payments in the Liquidity Event, as applicable, then each holder of outstanding shares of Convertible Preferred Stock shall be entitled to be paid in cash, in lieu of the payments described in Section A.4(a) or A.4(b), an amount per share of Convertible Preferred Stock equal to such greater amount, without actually having to convert its shares of Convertible Preferred Stock.

         5. OPTIONAL REDEMPTION.

             (a) REDEMPTION ELECTION. At any time on or after March 31, 2011, the holders of not less than a Majority Interest may elect to have redeemed by the Corporation up to one-hundred percent (100%) of the originally issued and outstanding shares of Convertible Preferred Stock held by each holder of Convertible Preferred Stock at such time.

             (b) REDEMPTION PROCEDURE. Any election by a Majority Interest pursuant to Section A.5(a) shall be made by written notice to the Corporation and the other holders of Convertible Preferred Stock at least sixty (60) days prior to the redemption date specified by such holders in such notice. Upon such election, all holders of Convertible Preferred Stock shall be deemed to have elected to have the relevant percentage of their shares of Convertible Preferred Stock redeemed pursuant to this Section A.5 and such election shall bind all holders of Convertible Preferred Stock. The date on which any Convertible Preferred Stock is to be redeemed pursuant to this Section A.5 is referred to herein as a "Redemption Date."

             (c) REDEMPTION PRICE. The redemption price for the shares of Convertible Preferred Stock redeemed pursuant to this Section A.5 shall be an amount equal to (i) for the Series A Convertible Preferred Stock, (A) an amount per share of Series A Convertible Preferred Stock equal to the CPS Original Issue Price for each such share of Series A Convertible Preferred Stock plus any dividends on each such share of Series A Convertible Preferred Stock that are declared but unpaid at the date of redemption, plus (B) an additional total amount of $1.00 for all shares of Series A Convertible Preferred Stock redeemed on a Redemption Date, and (ii) for the Series B Convertible Preferred Stock, (A) an amount per share of Series B Convertible Preferred Stock equal to the Series B Adjusted Original Issue Price for each such share of Series B Convertible Preferred Stock plus any dividends on each such share of Series B Convertible Preferred Stock that are declared but unpaid at the date of redemption, plus (B) an additional total amount of $1.00 for all shares of Series B Convertible Preferred Stock redeemed on a Redemption Date. The aggregate redemption price upon any redemption pursuant to this Section A.5 shall be payable in cash out of funds legally available therefor in immediately available funds to the respective holders of the Convertible Preferred Stock in proportion to the full respective amounts to which they are entitled on the applicable Redemption Date.

             (d) INSUFFICIENT FUNDS. If the funds of the Corporation legally available to redeem shares of Convertible Preferred Stock on any Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Convertible Preferred Stock required to be so redeemed, including, without limitation, (A) to the extent permissible under Section 154 of the Delaware General Corporation Law, reducing the paid-in capital of the Corporation or causing a revaluation of the assets of the Corporation to create sufficient surplus to make such redemption, and (B) incurring any indebtedness necessary to

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make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the full respective amounts to which such holders are entitled on the applicable Redemption Date. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Convertible Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation became obligated to redeem on the Redemption Date (but which it has not yet redeemed) at the applicable redemption price. If at a Redemption Date shares of Convertible Preferred Stock are unable to be redeemed as contemplated by Section A.5(a)-(c) below, then holders of Convertible Preferred Stock shall also be entitled to interest pursuant to Section A.5(e) below and all other rights and privileges of the Convertible Preferred Stock until redeemed.

             (e) INTEREST. If any shares of Convertible Preferred Stock are not redeemed on the applicable Redemption Date or on any other date specified for redemption for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the applicable redemption price of such unredeemed shares at an aggregate per annum rate equal to ten percent (10%) (increased by one percent (1%) at the end of each six (6)-month period thereafter until the applicable redemption price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded quarterly. In no event, however, shall such interest exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; PROVIDED, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable redemption date to the extent permitted by law. Any shares of Convertible Preferred Stock which are not redeemed upon any applicable redemption date shall remain entitled to all rights and privileges specified herein until redeemed.

             (f) SURRENDER OF CERTIFICATES. Each holder of shares of Convertible Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto). In the event the certificate or certificates are lost, stolen or missing, such holder may deliver an affidavit of loss. Any such delivery shall be made at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Convertible Preferred Stock. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable redemption price by certified check or wire transfer; PROVIDED, HOWEVER, that if the Corporation has insufficient funds legally available to redeem all shares of Convertible Preferred Stock required to be redeemed, each such holder shall, in addition to receiving the payment of the portion of the aggregate redemption price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Convertible Preferred Stock not so redeemed.

         6. CONVERSION. The holders of Convertible Preferred Stock shall have the following conversion rights:

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             (a) VOLUNTARY CONVERSION. The holders of not less than a Majority
Interest may elect to have each outstanding share of Convertible Preferred Stock converted, without payment of any additional consideration, into (i) in the case of Series A Convertible Preferred Stock, (A) such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the CPS Original Issue Price for each such share, plus any declared but unpaid dividends on each such share by the Conversion Price at the time in effect for the Convertible Preferred Stock (subject to adjustment as provided herein), and (B) one fully paid and nonassessable share of Series A Redeemable Preferred Stock, and (ii) in the case of Series B Convertible Preferred Stock, (A) such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the CPS Original Issue Price for each such share (without regard to the upward adjustment of $0.42471937 to such CPS Original Issue Price for the Series B Convertible Preferred occurring pursuant to Section A.4(a)(ii)(A) above), plus any declared but unpaid dividends on each such share of Series B Convertible Preferred Stock by the Conversion Price at the time in effect for the Convertible Preferred Stock (subject to adjustment as provided herein), and (B) one fully paid and nonassessable share of Series B Redeemable Preferred Stock. The rate at which Convertible Preferred Stock is convertible into Common Stock from time to time is referred to herein as the "Common Conversion Rate" and the rate at which Convertible Preferred Stock is convertible into Redeemable Preferred Stock from time to time is referred to herein as the "Redeemable Conversion Rate". Upon such election, all holders of the Convertible Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Convertible Preferred Stock into shares of Common Stock and Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock, as applicable, pursuant to this Section A.6(a), and such election shall bind all holders of Convertible Preferred Stock. The initial "Conversion Price" per share for shares of Convertible Preferred Stock shall be (i) the CPS Original Issue Price, multiplied by (ii) four (4) (to reflect the one-for-four reverse stock split effected on March 1, 2006), and such Conversion Price shall be subject to adjustment from time to time as set forth in Section A.7. Any election under this Section A.6(a) may be made (1) at any time on or after the Filing Date (as defined below), if such election is being made in connection with a Liquidity Event, or (2) at any time on or after August 2, 2007, if such election is being made otherwise than in connection with a Liquidity Event.

             (b) AUTOMATIC CONVERSION. Each share of Convertible Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock (at the Common Conversion Rate then in effect) and Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock, as applicable (at the Redeemable Conversion Rate then in effect), as of, and in all cases subject to, the closing of the Corporation's first underwritten public offering pursuant to an effective registration statement under the Securities Act, provided that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate gross proceeds attributable to sales for the account of the Corporation exceed $75,000,000, at a price not less than $15.00 per share, (ii) such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ National Market, and (iii) either (A) all shares of Redeemable Preferred Stock that are outstanding or issuable upon the automatic conversion of shares of Convertible Preferred Stock pursuant to this Section A.6(b) are redeemed for cash immediately upon and as of the closing of such offering, or
(B) contemporaneously with such offering cash in an amount sufficient to redeem all shares of Redeemable Preferred Stock that are outstanding or issuable upon the automatic conversion of shares of Convertible Preferred Stock pursuant to this Section A.6(b) is

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segregated and irrevocably held by the Corporation for payment to holders of
Redeemable Preferred Stock (a "QPO"). If a closing of a QPO occurs, all outstanding shares of Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock and Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock, as applicable, immediately prior to such closing. In the event that the Corporation's first underwritten public offering of Common Stock would not otherwise qualify as a QPO pursuant to this Section A.6(b), the holders of a Majority Interest, by written notice to the Corporation prior to the consummation of such offering, may nonetheless elect to deem the offering a QPO, in which case such offering shall be deemed and treated as a QPO for all purposes.

             (c) PROCEDURE FOR CONVERSION.

                 (i) VOLUNTARY CONVERSION. Upon election to convert pursuant to Section A.6(a), the relevant holder or holders of Convertible Preferred Stock shall surrender the certificate or certificates representing the Convertible Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or if lost shall deliver an affidavit of loss to the Corporation. Any such delivery shall be made to the Corporation at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Convertible Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock and Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock, as applicable, to which such holder shall be entitled upon conversion. The issuance of certificates for such shares upon conversion of Convertible Preferred Stock shall be deemed effective as of 9:00 a.m. on the earlier of the date of written notice delivered pursuant to Section A.6(a) or the date of surrender of such Convertible Preferred Stock certificates or delivery of such affidavit of loss and shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

                 (ii) AUTOMATIC CONVERSION. As of the closing of a QPO (the "Automatic Conversion Date"), all outstanding shares of Convertible Preferred Stock shall be converted into shares of Common Stock and Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock, as applicable, without any further action by the holders of such shares and whether or not the certificates representing such shares of Convertible Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the Convertible Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock and Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock, as applicable, into which such shares of Convertible Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by an attorney-in-fact duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock and Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock, as applicable, into which the shares of the Convertible Preferred Stock surrendered are convertible on the Automatic Conversion Date.

             (d) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, Series A Redeemable Preferred Stock and Series B Redeemable Preferred Stock, solely for the purpose of effecting the conversion of the shares of Convertible Preferred Stock, such number of its shares of Common Stock, Series A Redeemable Preferred Stock and Series B Redeemable Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock, Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock is not sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock, Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock, as the case may be, to such number of shares as are sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock, Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock, as the case may be, for issuance upon such conversion.

             (e) NO CLOSING OF TRANSFER BOOKS. The Corporation shall not close its books against the transfer of shares of Convertible Preferred Stock in any manner that would interfere with the timely conversion of any shares of Convertible Preferred Stock.

             (f) TERMINATION OF CONVERSION RIGHTS UPON REDEMPTION. In the event of a notice of redemption of any shares of Convertible Preferred Stock pursuant to Section A.5 hereof, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed as the Redemption Date, unless the redemption price is not paid on such Redemption Date, in which case the conversion rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Liquidity Event, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Convertible Preferred Stock.

         7. ADJUSTMENTS.

             (a) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation shall at any time after the date this Certificate is first filed with the Secretary of State of Delaware (the "Filing Date") subdivide its outstanding shares of Common Stock and/or Class B Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, if the Corporation shall at any time after the Filing Date combine its outstanding shares of Common Stock and/or Class B Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

             (b) REORGANIZATION OR RECLASSIFICATION. If at any time after the Filing Date any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock and/or Class B Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock and Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock, as applicable, immediately theretofore receivable upon the conversion of such share or shares of Convertible Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock, Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock equal to the number of shares of such capital stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

             (c) MERGERS AND CHANGE OF CONTROL TRANSACTIONS. Upon the election of a Majority Interest made in connection with any merger or consolidation of the Corporation with or into another corporation or any other Liquidity Event in which the Common Stock (but not the Convertible Preferred Stock) is converted into or exchanged for securities, then each share of Convertible Preferred Stock shall remain outstanding and shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of securities or other property to which a holder of the number of shares of Common Stock and Redeemable Preferred Stock of the Corporation deliverable upon conversion of such share of Convertible Preferred Stock would have been entitled upon such merger, consolidation or other Liquidity Event. In such case, appropriate adjustment (as determined in good faith by the Board of Directors and a Majority Interest) shall be made in the application of the provisions in Section A.7 set forth with respect to the rights and interests thereafter of the holders of the Convertible Preferred Stock, to the end that the provisions set forth in Section A.7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as possible, in relation to any securities or other property thereafter deliverable upon the conversion of the Convertible Preferred Stock. Any election by a Majority Interest pursuant to this Section A.7(c) shall be made by written notice to the Corporation and the other holders of Convertible Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon any such election of a Majority Interest hereunder, all holders of Convertible Preferred Stock shall be deemed to have so elected as provided in this Section A.7(c) and such election shall bind all holders of Convertible Preferred Stock. Notwithstanding anything to the contrary contained herein, the holders of a Majority Interest shall have the right to elect to give effect to the conversion rights contained in Section A.6 or the rights contained in

Section A.4, if applicable, instead of giving effect to the provisions contained in this Section A.7(c) with respect to the shares of Convertible Preferred Stock held by such holders.

         8. COVENANTS. The Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), and shall not permit any subsidiary to, without first having provided written notice of such proposed action to each holder of outstanding shares of Convertible Preferred Stock and having obtained the affirmative vote or written consent of the holders of a Majority Interest or, if applicable, the holders of not less than a majority of the outstanding shares of Redeemable Preferred Stock:

             (a) declare or pay any dividends or make any distributions of cash, property or securities of the Corporation in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for (i) the redemption of Convertible Preferred Stock or Redeemable Preferred Stock pursuant to and as provided in this Certificate, (ii) the repurchase, pursuant to agreements approved by the Board of Directors of the Corporation, of shares of Common Stock and/or Class B Common Stock or options therefor issued to directors, officers or employees of the Corporation in connection with their service as directors or officers of the Corporation or their employment by the Corporation, in each case authorized by the Board of Directors or a committee thereof and issued pursuant to duly authorized stock option plans of the Corporation, in any case at prices not in excess of cost,
(iii) dividends or distributions payable solely in shares of Common Stock and/or Class B Common Stock, or (iv) intercompany dividends payable to the Corporation;

             (b) reclassify any capital stock in a manner that adversely affects the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Convertible Preferred Stock or the Redeemable Preferred Stock;

             (c) except for the Redeemable Preferred Stock, authorize or issue, or obligate itself to issue, any convertible debt or other debt with any equity participation, any securities convertible into or exercisable or exchangeable for any equity securities, or any other equity security, in any case ranking senior to or on parity with the Convertible Preferred Stock as to liquidation, sale or merger preferences, redemption, or dividend rights, or with any special voting rights, or having any preference in excess of the purchase price therefore;

             (d) permit any subsidiary of the Corporation to issue any capital stock, or securities convertible into or exercisable or exchangeable for capital stock or other securities of such subsidiary, to any person or entity other than the Corporation or a wholly owned subsidiary of the Corporation;

             (e) amend, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Certificate (including, without limitation, increasing the total number of shares of pre-IPO Preferred Stock that the Corporation shall have the authority to issue) or the bylaws of the Corporation as in effect on the Filing Date;

             (f) effect any merger, consolidation, or sale, transfer or license of all or substantially all of the assets of the Corporation or any material subsidiary thereof, or any other Liquidity Event;

             (g) incur any indebtedness other than (i) indebtedness existing as of the Filing Date, and (ii) additional indebtedness in amounts not in excess of $1,000,000;

             (h) make any material investments or acquire any other corporation or business concern, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise;

             (i) take any other action not described in Section A.8(a)-(h) if such action will adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Convertible Preferred Stock or the Redeemable Preferred Stock; or

             (j) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of a Majority Interest.

         Further, the Corporation shall not, by amendment, alteration or repeal of this Certificate (whether by merger, consolidation, operation of law, or otherwise) or through any Liquidity Event, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation. The Corporation shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock and the Redeemable Preferred Stock against impairment. Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Convertible Preferred Stock or the Redeemable Preferred Stock.

         9. NOTICE; ADJUSTMENTS; WAIVERS.

             (a) LIQUIDATION EVENTS, ETC. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, Liquidity Event, QPO or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Convertible Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Liquidity Event, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in detail (1) the facts of such transaction, (2) the amount(s) per share of Convertible Preferred Stock, Redeemable Preferred Stock or Common Stock each holder of Convertible Preferred Stock would receive pursuant to the applicable provisions of this Certificate, and (3) the facts upon which such amounts were determined.

             (b) ADJUSTMENTS; CALCULATIONS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred Stock a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and Series A Redeemable Preferred Stock or Series B Redeemable Preferred Stock, as applicable, and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Convertible Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be.

             (c) WAIVER OF NOTICE. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

             (d) OTHER WAIVERS. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein or in Section B, provided that any such waiver does not affect any holder of outstanding shares of Convertible Preferred Stock or Redeemable Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Convertible Preferred Stock or Redeemable Preferred Stock and their respective transferees.

         10. NO REISSUANCE OF CONVERTIBLE PREFERRED STOCK. No share or shares of Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         11. CONTRACTUAL RIGHTS OF HOLDERS. The various provisions set forth herein for the benefit of the holders of the Convertible Preferred Stock and Redeemable Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

                         B. REDEEMABLE PREFERRED STOCK.

         1. DESIGNATION AND RANKING. A total of 8,825,241 shares of the Corporation's pre-IPO Preferred Stock shall be designated as a series known as Series A Redeemable Preferred Stock, par value $0.01 per share (the "Series A Redeemable Preferred Stock"), and a total of 27,837,046 shares of the Corporation's pre-IPO Preferred Stock shall be designated as a series known as Series B Redeemable Preferred Stock, par value $0.01 per share (the "Series B Redeemable Preferred Stock" and, together with the Series A Redeemable Preferred Stock, the

"Redeemable Preferred Stock"). The Series A Redeemable Preferred Stock and Series B Redeemable Preferred Stock shall be pari passu with one another in respect of rights to assets or other monies upon liquidation, sale and/or redemption, and shall rank senior in all respects, including, without limitation, in respect of rights to dividends and rights to assets or other monies upon liquidation, sale and/or redemption, to the Junior Stock. The Redeemable Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

         2. ELECTION OF DIRECTORS; VOTING.

             (a) ELECTION OF DIRECTORS. The holders of outstanding shares of Redeemable Preferred Stock shall, voting together as if a single and separate class, be entitled to elect one (1) Director of the Corporation. Except as provided in Section B.2(a)(iv) below, such Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes of outstanding shares of Redeemable Preferred Stock. In any election of such Director, each holder of Redeemable Preferred Stock will be entitled to cast one vote for or against each such candidate with respect to each share of Redeemable Preferred Stock held by such holder, with votes cast against such candidate and votes withheld having no legal effect. The holders of outstanding shares of Redeemable Preferred Stock shall, voting together as if a single and separate class, also be entitled to remove such Director, with or without cause. The election and removal of such Director shall be effected by the votes of a majority in interest of the outstanding shares of Redeemable Preferred Stock and shall occur (i) at the annual meeting of holders of capital stock of the Corporation, (ii) at any special meeting of holders of capital stock of the Corporation, (iii) at any special meeting of holders of Redeemable Preferred Stock, which may be called by holders of a majority of the outstanding shares of Redeemable Preferred Stock, or (iv) by the written consent of holders of not less than a majority of the outstanding shares of Redeemable Preferred Stock. Upon conversion of the Convertible Preferred Stock, the holder or holders of not less than a majority in voting power of the outstanding Redeemable Preferred Stock may designate one
(1) of the Directors elected by the holders of the Convertible Preferred Stock then serving on the Corporation's board of directors to continue in such capacity as the Director elected by the holders of the Redeemable Preferred Stock.

         If at any time when any share of Redeemable Preferred Stock is outstanding such Director ceases to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Redeemable Preferred Stock, voting together as if a single and separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Redeemable Preferred Stock may, in their sole discretion, determine not to elect a Director as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

             (b) NO VOTING GENERALLY. Except as set forth above with respect to the election of a Director by the holders of Redeemable Preferred Stock, the holders of Redeemable Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required by law.

         3. DIVIDENDS. The holders of outstanding shares of Redeemable Preferred Stock shall be entitled to receive, out of any funds legally available therefor and before any dividends shall be paid to any holders of Junior Stock, cumulative dividends at the rate of three and one-quarter percent (3.25%) of the Series A RPS Original Issue Price or Series B RPS Original Issue Price, as applicable (as each is defined below in Section B.4(a)) per annum per share of Redeemable Preferred Stock from the date of original issuance of such share, which dividends shall accrue daily in arrears and be compounded quarterly, whether or not such dividends are declared by the Board of Directors and paid.

         4. LIQUIDATION PREFERENCES.

             (a) LIQUIDATION EVENTS. Upon any Liquidation Event:

                 (i) SERIES A REDEEMABLE PREFERENCE AMOUNT. Each holder of outstanding shares of Series A Redeemable Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of Junior Stock, an amount per share of Series A Redeemable Preferred Stock equal to (A) $1.29658020 (subject to adjustment as provided in the following sentence in the case of any Extraordinary Dividend, the "Series A RPS Original Issue Price"), PLUS
         (B) any accumulated but unpaid ---- dividends on such share of Series A Redeemable Preferred Stock (such amount specified in this sentence, as adjusted, the "Series A Redeemable Preference Amount"). If there is one or more Extraordinary Dividends under Section A.3(b), the Series A RPS Original Issue Price will be adjusted so that, immediately following the payment of an Extraordinary Dividend, the Series A RPS Original Issue Price will be equal to (A) the Series A RPS Original Issue Price which is in effect prior to any adjustments as a result of one or more Extraordinary Dividends, MINUS (B) the aggregate amount of any Extraordinary ----- Dividends (calculated on a per share basis). The Series A Redeemable Preference Amount shall be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like.

                 (ii) SERIES B REDEEMABLE PREFERENCE AMOUNT. Each holder of outstanding shares of Series B Redeemable Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of Junior Stock, an amount per share of Series B Redeemable Preferred Stock equal to (A) $1.70855799 (subject to adjustment as provided in the following sentence in the case of any Extraordinary Dividend, the "Series B RPS Original Issue Price"), PLUS
         (B) any accumulated but unpaid ---- dividends on such share of Series B Redeemable Preferred Stock (such amount specified in this sentence, the "Series B Redeemable Preference Amount"). If there is one or more Extraordinary Dividends under Section A.3(b), the Series B RPS Original Issue Price will be adjusted so that, immediately following the payment of an Extraordinary Dividend, the Series B RPS Original Issue Price will be equal to (A) the Series B RPS Original Issue Price which is in effect prior to any adjustments as a result of one or more Extraordinary Dividends, MINUS (B) the aggregate amount of any Extraordinary Dividends (calculated on a ----- per share basis). The Series B Redeemable Preference Amount shall be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like.

                 (iii) INSUFFICIENT AMOUNTS. If the amounts available for distribution by the Corporation to holders of Redeemable Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate preferential amounts due to such holders, such holders of Redeemable Preferred Stock shall share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled.

             (b) REMAINING ASSETS. After the payment in full of all preferential amounts required to be paid to the holders of Redeemable Preferred Stock, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Junior Stock then outstanding.

         5. REDEMPTION.

             (a) AUTOMATIC REDEMPTION. Immediately upon and as of, and in all cases subject to, the closing of a QPO, the Corporation shall redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock for a cash price per share equal to the Series A Redeemable Preference Amount or Series B Redeemable Preference Amount, as applicable, specified in Section B.4(a).

             (b) OPTIONAL REDEMPTION.

                 (i) At any time on or after March 31, 2011, the holders of not less than a majority of the outstanding shares of Redeemable Preferred Stock (a "Redeemable Majority Interest") may elect to have redeemed by the Corporation up to thirty-three and one-third percent (33 1/3%) of the originally issued and outstanding shares of Redeemable Preferred Stock held by each holder of Redeemable Preferred Stock at such time.

                 (ii) At any time on or after March 31, 2012, the holders of a Redeemable Majority Interest may elect to have redeemed by the Corporation up to that percentage of the originally issued and outstanding shares of Redeemable Preferred Stock that would, when combined with any prior redemptions pursuant to Section B.5(b)(i) above, result in the redemption by the Corporation of up to sixty-six and two-thirds percent (66 2/3%) of the originally issued and outstanding shares of Redeemable Preferred Stock held by each holder of Redeemable Preferred Stock at such time.

                 (iii) At any time on or after March 31, 2013, the holders of a Redeemable Majority Interest may elect to have redeemed by the Corporation up to that percentage of the originally issued and outstanding shares of Redeemable Preferred Stock that would, when combined with any prior redemptions pursuant to Section B.5(b)(i) and Section B.5(b)(ii) above, result in the redemption by the Corporation of up to one hundred percent (100%) of the outstanding shares of Redeemable Preferred Stock held by each holder of Redeemable Preferred Stock at such time.

The redemption price per share for the shares of Redeemable Preferred Stock redeemed pursuant to this Section B.5(b) shall be the Series A Redeemable Preference Amount or the Series B Redeemable Preference Amount, as applicable, specified in Section B.4(a). The aggregate redemption price upon any redemption pursuant to this Section B.5(b) shall be payable in cash out of funds legally available therefor in immediately available funds to the respective holders of the Redeemable Preferred Stock in proportion to the full respective amounts to which they are entitled on the applicable redemption date.

             (c) REDEMPTION UPON OCCURRENCE OF LIQUIDITY EVENT. Upon the election of a Redeemable Majority Interest (or a Majority Interest of the Convertible Preferred Stock, as applicable, proposing to convert in order to effect a redemption of the Redeemable Preferred Stock upon such conversion hereunder) to have the Redeemable Preferred Stock redeemed or otherwise to participate in any Liquidity Event, then, as part of and as a condition to the effectiveness of such Liquidity Event, the Corporation shall, on the effective date of such Liquidity Event, either (i) redeem all (and not less than all, other than pursuant to Section B.5(d) below) of the outstanding shares of Redeemable Preferred Stock for an amount per share equal to the Series A Redeemable Preference Amount or Series B Redeemable Preference Amount, as applicable, such amount to be payable in cash, or (ii) cause all (and not less than all) of the outstanding shares of Redeemable Preferred Stock to be acquired in such Liquidity Event for cash for an amount per share equal to the Series A Redeemable Preference Amount or Series B Redeemable Preference Amount, as applicable, in each case in preference to all Junior Stock. The foregoing election shall be made by the holders of a Redeemable Majority Interest giving the Corporation and each other holder of Redeemable Preferred Stock (or Convertible Preferred Stock, as applicable) not less than fifteen (15) days' prior written notice, which notice shall set forth the date for such redemption. No payment shall be made to the holders of Junior Stock upon a Liquidation Event or a Liquidity Event unless the aggregate Series A Redeemable Preference Amount and Series B Redeemable Preference Amount is paid in full to the holders of the Redeemable Preferred Stock.

             (d) REDEMPTION DATE AND PROCEDURE. Upon the election of the holders of not less than a Redeemable Majority Interest to cause the Corporation to redeem the Redeemable Preferred Stock or otherwise to participate in a Liquidity Event pursuant to Section B.5(b) or (c), all holders of Redeemable Preferred Stock shall be deemed to have elected to cause the Redeemable Preferred Stock subject to such election to be so redeemed or to so participate. Any date upon which a redemption or other acquisition of Redeemable Preferred Stock actually occurs in accordance with this Section B.5 shall be referred to as a "Redeemable Redemption Date." If at a Redeemable Redemption Date shares of Redeemable Preferred Stock are unable to be redeemed as contemplated by Section B.5(e) below, then holders of Redeemable Preferred Stock shall also be entitled to interest and dividends pursuant to Section B.5(f) and Section B.5(g) below and all other rights and privileges of the Redeemable Preferred Stock until redeemed. The aggregate redemption price upon any redemption pursuant to this Section B.5 shall be payable in cash out of funds legally available therefor in immediately available funds to the respective holders of the Redeemable Preferred Stock in proportion to the full respective amounts to which they are entitled on the applicable Redeemable Redemption Date.

             (e) INSUFFICIENT FUNDS. If the funds of the Corporation legally available to redeem shares of Redeemable Preferred Stock on the Redeemable Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Redeemable Preferred Stock required to be so redeemed, including, without limitation, (A) to

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

the extent permissible under Section 154 of the Delaware General Corporation Law, reducing the paid-in capital of the Corporation or causing a revaluation of the assets of the Corporation to create sufficient surplus to make such redemption, and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares of Redeemable Preferred Stock from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Redeemable Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation has become obligated to redeem on the Redeemable Redemption Date (but which it has not redeemed) at the redemption price specified herein.

             (f) INTEREST. If any shares of Redeemable Preferred Stock are not redeemed on the Redeemable Redemption Date for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the redemption price applicable to such unredeemed shares at an aggregate per annum rate equal to ten percent (10%) (increased by one percent (1%) at the end of each six (6)-month period thereafter until the applicable redemption price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded quarterly; provided, however, that in no event shall such interest exceed the Maximum Permitted Rate. In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess.

             (g) DIVIDEND AFTER REDEMPTION DATE. In the event that shares of Redeemable Preferred Stock required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends and interest thereon as provided in Sections B.3 and B.5(f) until the date on which the Corporation actually redeems such shares.

             (h) SURRENDER OF CERTIFICATES. Each holder of shares of Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an affidavit of loss with respect to such certificates at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Redeemable Preferred Stock (or the holders of Convertible Preferred Stock, as applicable). Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable redemption price by certified check or wire transfer. If the Corporation has insufficient funds legally available to redeem all shares of Redeemable Preferred Stock required to be redeemed, each holder shall, in addition to receiving the payment of the portion of the aggregate redemption price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Redeemable Preferred Stock not so redeemed.

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

         6. OTHER PROVISIONS.

             (a) NOTICE. In the event that the Corporation provides or is required to provide notice to any holder of Common Stock and/or Class B Common Stock in accordance with the provisions of this Certificate and/or the Corporation's bylaws, the Corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Redeemable Preferred Stock.

             (b) NO REISSUANCE OF REDEEMABLE PREFERRED STOCK. No share or shares of Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation is authorized to issue.

             (c) COVENANTS. So long as any shares of Redeemable Preferred Stock are outstanding the provisions of Section A.8, A.9, and A.11 of this Article IV shall apply to all shares of Redeemable Preferred Stock as if such provisions were set forth in this Section B.6(c), with each share of Redeemable Preferred Stock entitled to one vote per share for purposes of any consent or waiver granted by the holders of Redeemable Preferred Stock.

                                C. COMMON STOCK.

         1. DESIGNATION AND RANKING. A total of 78,898,887 shares of the Corporation's common stock shall be designated as a class known as Common Stock, par value $.01 per share (the "Common Stock"), and a total of 1,428,092 shares of the Corporation's common stock shall be designated as a class known as Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). Except as otherwise expressly set forth herein, the shares of Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges, including, without limitation, in connection with any stock splits, stock dividends, combinations, recapitalizations and the like.

         2. VOTING.

             (a) ELECTION OF DIRECTORS. The holders of Common Stock, voting together with the holders of any other outstanding shares of voting capital stock of the Corporation (including the Convertible Preferred Stock) as if a single class (determined on an as converted basis), shall be entitled to elect all of the Directors of the Corporation (other than the Directors to be elected by the holders of Convertible Preferred Stock or Redeemable Preferred Stock as a separate class and as specified in any stockholders' agreement or the like to which the holders of Common Stock are from time to time subject). Such Directors shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes entitled to be cast. In any election of such Directors, each holder of Common Stock and or any other voting capital stock (including the Convertible Preferred Stock) will be entitled to cast one vote for or against each candidate with respect to each share of Common Stock or other voting capital stock held by such holder (determined on an as converted basis), with votes cast against such candidate and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special

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

meeting called and held in accordance with the bylaws of the Corporation, or by consent in lieu thereof in accordance with this Certificate.

             (b) VOTING GENERALLY. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and, for so long as any shares of Convertible Preferred Stock or other voting capital stock remain outstanding, shall vote together with the holders of the Convertible Preferred Stock and such other voting capital stock, as if a single class (on an as converted basis), upon any items submitted to a vote of stockholders, except as otherwise provided herein. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Convertible Preferred Stock, voting together as if a single class (on an as converted basis).

             (c) CLASS B COMMON STOCK. The holders of Class B Common Stock shall not be entitled to vote on any matters except and to the extent otherwise required under the Delaware General Corporation Law.

         3. DIVIDENDS. Subject to the payment in full of all preferential dividends to which the holders of the Redeemable Preferred Stock are entitled hereunder, the holders of Common Stock and Class B Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Convertible Preferred Stock, Common Stock and Class B Common Stock sharing pari passu in such dividends, as contemplated by Section A.3(a). Notwithstanding anything to the contrary herein, if there is an Extraordinary Dividend under Section A.3(b), the holders of outstanding shares of Common Stock or Class B Common Stock shall NOT be entitled to share in such dividend on a pari passu or any other basis.

         4. LIQUIDATION. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Convertible Preferred Stock or Redeemable Preferred Stock are entitled with respect to the distribution of assets of the Corporation, the holders of Common Stock and Class B Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution, as contemplated by Sections A.4 and B.4.

         5. CONVERSION OF CLASS B COMMON STOCK UPON PUBLIC OFFERING. Each share of Class B Common Stock shall automatically be converted, without the payment of any additional consideration, into one fully paid and nonassessable share of Common Stock as of, and in all cases subject to, the closing of the Corporation's first public offering of equity securities pursuant to an effective registration statement under the Securities Act. Upon such conversion of all outstanding shares of Class B Common Stock, (a) each converted share of Class B Common Stock shall be deemed retired and such shares of Class B Common Stock shall not be reissued, (b) the provisions of this Certificate regarding Class B Common Stock shall have no further force and effect and shall be deemed to be deleted from this Certificate, and (c) any other references to Class B Common Stock in this Certificate or any other agreement to which the Corporation is a party shall be deemed to refer to the same number of shares of Common Stock.

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

Until presented and surrendered for cancellation following such conversion, each certificate of shares of Class B Common Stock outstanding shall be deemed to represent the number of shares of Common Stock determined in accordance with this paragraph, and upon such presentation and surrender each holder of a certificate or certificates for such Class B Common Stock shall be entitled to receive a certificate for the appropriate number of shares of Common Stock. The Corporation shall reserve for issuance the number of shares of Common Stock into which all outstanding shares of Class B Common Stock may be converted pursuant to this Section C.5.

                        D. UNDESIGNATED PREFERRED STOCK

         The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

                                   ARTICLE V

                               STOCKHOLDER ACTION

         1. ACTION WITHOUT MEETING. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

         2. SPECIAL MEETINGS. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

                                   ARTICLE VI

                                    DIRECTORS

         1. GENERAL. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

         2. ELECTION OF DIRECTORS. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the "By-laws") shall so provide.

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

         3. NUMBER OF DIRECTORS; TERM OF OFFICE. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series or class of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be Frank P. Filipps, Stephen
M. Lamando and Margaret Sue Ellis; the initial Class II Directors of the Corporation shall be Brian L. Libman and Todd R. Crockett; and the initial Class III Directors of the Corporation shall be Roger B. Kafker and Frank L. Raiter. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2006, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2007, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2008. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

         Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article IV of this Certificate, the holders of any one or more series or class of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

         4. VACANCIES. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; PROVIDED, HOWEVER, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

         5. REMOVAL. Subject to the rights, if any, of any series or class of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any

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

Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

                                  ARTICLE VII

                             LIMITATION OF LIABILITY

         A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

                                  ARTICLE VIII

                              AMENDMENT OF BY-LAWS

         1. AMENDMENT BY DIRECTORS. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

         2. AMENDMENT BY STOCKHOLDERS. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; PROVIDED, HOWEVER, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

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

                                   ARTICLE IX

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.



                                  [End of Text]

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

         THIS THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this ____ day of __________, 2006.


                                                 CLAYTON HOLDINGS, INC.



                                                 By: ___________________________
                                                         Frank P. Filipps
                                                         Chief Executive Officer